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                                                                   Exhibit 12.01



          ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

      COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                    PREFERRED STOCK DIVIDENDS

                      (DOLLARS IN THOUSANDS)




                                                YEAR ENDED MARCH 31,
                               ---------------------------------------------------------
                                 1994        1995        1996        1997        1998
                               ---------  ----------  ----------  ----------  ----------
Loss before Income Taxes,
  Extraordinary Loss and
   Cumulative Effect of
   Change in
   Accounting Principle......  $(94,706)  $(111,759)  $(122,680)  $(119,290)  $(168,161)
Add: Fixed Charges,
   Excluding Capitalized
   interest..................   187,439     200,927     217,170     249,113     280,670
  Equity in loss of joint
   ventures..................    30,054      44,349      46,257      59,169      79,055
  Preferred stock dividends
   of Subsidiary.............        --          --          --          --      12,682
                               --------   ---------   ---------   ---------   ---------
Net Earnings Available for
 Combined Fixed Charges and
 Preferred Stock Dividends.     122,787     133,517     140,747     188,992     204,246
                               --------   ---------   ---------   ---------   ---------
Combined Fixed Charges and
Preferred stock dividends:
 Interest.................      182,136     195,698     210,691     240,692     271,056
 Capitalized interest.....        1,345       1,736       1,766       1,727       5,985
 Amortization of debt
  issuance costs..........        3,987       3,792       4,917       6,344       7,141
 Interest portion of rent
  expense.................        1,316       1,437       1,562       2,077       2,473
 Preferred stock dividends
  of subsidiary...........           --          --          --          --      12,682
 Preferred stock
  dividends...............           --          --          --          --      18,850
                                --------   ---------   ---------   ---------   --------
Total Combined Fixed
 Charges and Preferred
  Stock Dividends.........      188,784     202,663     218,936     250,840     318,187
                                --------   ---------   ---------   ---------   --------
Ratio of Earnings to Com-
 bined Fixed Charges
 and Preferred Stock
 Dividends................          --          --          --          --          --
Deficiency in Earnings
 Required to Cover
  Combined Fixed Charges
  and Preferred Stock
  Dividends...............     $ 65,997   $  69,146   $  78,189   $  61,848   $ 113,941
                                ========   =========   =========   =========   ========